Exhibit 99.1

News Release	Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309
Tel: 404 853 1400
Fax: 404 853 1430
AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports Record Diluted EPS and Accelerates

Streamlining Plans

ATLANTA, October 07, 2008 – Acuity Brands, Inc. (NYSE: AYI) today announced record diluted earnings per share (EPS) from continuing operations for the fourth quarter of fiscal 2008 of $1.02 compared with $0.97 for the prior year period, an increase of 5 percent. The Company generated fourth quarter net sales of $522.8 million, a 3 percent decrease compared with the $540.4 million reported in the year-ago period.

Operating profit increased $4.2 million, or 6.0%, to a quarterly record of $73.7 million in the fourth quarter of 2008 compared with 2007. Operating profit margin expanded over 120 basis points to 14.1% in the fourth quarter compared to the year-ago period. The benefits from a better mix of products sold, more favorable pricing, and productivity improvements helped to offset a recent escalation of raw material and component costs, lower shipment volume, and continued investments to capitalize on growth opportunities in markets such as renovation and relighting.

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands remarked, “We are very pleased to report record year-over-year diluted EPS from continuing operations, operating profit, and operating profit margin for the 14th quarter in a row. Our quarterly operating profit margin exceeded 14 percent for the first time in our history. These quarterly results are even more impressive given the significant rise in commodity prices and the turbulent economic conditions in the U.S. Many of our markets continued to grow in our fourth quarter but at a slower rate than we have experienced over the last few years. However, the growth in these markets was more than offset by the extremely weak demand that continues to prevail in the residential housing market and for new store construction in certain retail channels, which we estimate reduced our net sales by more than five percentage points.”

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Income from continuing operations for the fourth quarter of fiscal 2008 declined 2 percent to $41.9 million compared with $42.9 million for the prior year fourth quarter. The decline was due to an unfavorable pre-tax change of $2.1 million between quarters due primarily to the negative impact of exchange rates on foreign currency transactions and other non-operating items.

Net interest expense in the fourth quarter of fiscal 2008 increased $0.4 million to $7.1 million from $6.7 million reported in the year-ago period due primarily to a decrease in interest income as a result of lower short-term interest rates.

The consolidated income tax rate for the fourth quarter of 2008 was 36.5% compared with 33.4% for the fourth quarter of 2007. The increase in the tax rate was due primarily to taxes associated with the repatriation of foreign cash and an increase in state income taxes resulting from changes in certain state tax laws as well as a change in the mix among the states where the Company’s earnings were generated.

The results for both periods exclude the specialty chemicals business, which was spun off to the shareholders of Acuity Brands on October 31, 2007 as Zep Inc. The historical results of the specialty chemicals business are now reported as discontinued operations of the Company.

Streamlining Plans

Today, the Company announced plans to accelerate its ongoing programs to streamline operations including the consolidation of certain manufacturing facilities and the reduction of certain overhead costs. These actions will allow the Company to better leverage efficiencies in its supply chain and support areas, while funding continued investments in other areas that support future growth opportunities. As a result of these actions, the Company intends to record a special cash charge of approximately $17 million in the first quarter of fiscal 2009 related to the planned consolidation of certain manufacturing operations and a reduction in workforce. As a part of the manufacturing

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consolidation, the Company also expects to incur an additional non-cash charge for the impairment of assets related to the closing of two manufacturing facilities and the downsizing of a third facility; however, the amount of such charge has not been determined at this time.

The Company expects to realize benefits from these streamlining actions during fiscal year 2009 that will exceed the amount of the cash charge. Upon completing the planned consolidation of the manufacturing operations, which is scheduled to be finished by the fiscal fourth quarter of 2009, the Company expects to realize annualized benefits of more than $36 million. The reduction in workforce will encompass approximately 800 personnel including both manufacturing positions and salaried positions in mostly non-customer interfacing areas of the business.

2008 Fiscal Year

Income from continuing operations for fiscal 2008 increased over 15 percent to $148.6 million compared with $128.7 million reported for fiscal 2007. Diluted earnings per share from continuing operations increased 22 percent to $3.57 compared with $2.93 reported for fiscal 2007. Consolidated net sales in fiscal 2008 were $2,026.6 million compared with $1,964.8 million reported in the year-ago period, an increase of $61.9 million, or 3 percent. Operating profit for fiscal 2008 was $261.1 million compared with operating profit of $222.4 million reported in the prior year, an increase of over $38.6 million, or 17 percent. Operating profit margin expanded more than 150 basis points over the prior year to a record 12.9%. Fiscal year 2008 results include a pre-tax special charge of $14.6 million, or $0.21 per diluted share, recorded in the first quarter related to actions to streamline and simplify the Company’s organizational structure and operations as a result of the spin-off of Zep Inc. The special charge reduced 2008 operating margins by 70 basis points. Additionally, fiscal year 2007 results included a $6.6 million pre-tax gain, or $0.10 per diluted share, associated with a favorable legal settlement, as previously disclosed.

For fiscal 2008, the Company reported $2.1 million of other expense compared with $1.6 million of other income in the year-ago period, an unfavorable pre-tax change of $3.7

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million. The year-over-year unfavorable change was due primarily to the negative impact of exchange rates on foreign currency transactions and other non-operating items.

Net interest expense for fiscal 2008 declined over $1.4 million to $28.4 million from $29.9 million reported in the year-ago period due primarily to an increase in interest income as a result of higher cash balances, partially offset by lower short-term interest rates.

The consolidated income tax rate for fiscal 2008 was 35.5% compared with 33.7% for fiscal 2007. The increase in the annual tax rate was due primarily to the repatriation of foreign cash and an increase in state income tax expense.

Acuity Brands completed the spin-off of Zep Inc. on October 31, 2007. Therefore, the Company reflects the results of Zep Inc. as a discontinued operation reported as a one-line item on the income statement. For fiscal 2008, the Company reported a loss from discontinued operations of $0.4 million, or $0.01 per diluted share, compared to the prior year’s income of $19.4 million, or $0.44 per diluted share. Income from discontinued operations for fiscal 2008 included non-tax-deductible spin-off costs of $5.5 million, or $0.13 per diluted share, primarily for legal and professional fees.

Including the results of discontinued operations, the Company reported diluted EPS of $3.56 for fiscal 2008, or $148.3 million of net income, compared to diluted EPS of $3.37 for fiscal 2007, or $148.1 million of net income. The special charge recorded in the first quarter of fiscal 2008 reduced net income and diluted EPS by $9.1 million and $0.21, respectively.

Cash and cash equivalents at August 31, 2008 totaled $297.1 million, an increase of $83.4 million, or 39 percent, since the beginning of the fiscal year. During fiscal year 2008, the Company generated record net cash flow from operating activities totaling $221.8 million, an increase of $13.1 million, or 6 percent, compared with fiscal 2007. During fiscal year 2008, the Company invested over $30 million in new capital equipment and acquisitions. Additionally, the Company paid over $22 million in

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dividends to shareholders and funded over $155 million to repurchase approximately 3.6 million shares of its common stock. During fiscal 2008, the Company received approximately $59 million from a combined cash dividend related to the spin-off of Zep Inc. as well as cash generated by the business during the first two months of the fiscal year prior to its spin-off.

Commentary and Outlook

Mr. Nagel said, “We are pleased to report another year of record performance reflecting the crisp execution of our key strategic initiatives including programs to enhance customer service, introduce new and innovative products, and improve productivity. In addition to record earnings, we earned a 27 percent return on average shareholders’ equity. We continued to manage our financial assets effectively, further reducing operating working capital as a percentage of net sales to 10 percent. We ended the year with a very strong balance sheet and tremendous financial flexibility with nearly $300 million of cash and a net debt to capital ratio of 10 percent. We believe our financial strength, which has never been stronger, will afford us the opportunity to aggressively invest in areas to expand our industry leading franchise, particularly in this volatile environment, where we see great opportunities to enhance the long-term prospects of our company.

“While our backlog at August 31, 2008 increased 4% to $177.1 million from a comparable $170.3 million at the end of the prior year, we believe the increase was influenced by orders placed in advance of a price increase that went into effect at the end of August. We continue to experience modest softness in incoming orders and expect them to remain soft for the foreseeable future due to the impact from the troubled housing market which continues to reverberate through the financial markets and the broader economy.”

Mr. Nagel continued, “Looking forward, we see both challenges and opportunities. To meet the challenges and realize the opportunities, we are accelerating our continuous improvement efforts to streamline and enhance our company, reducing spending in certain areas and accelerating our investments in others offering greater growth potential. While

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decisions to eliminate jobs are never easy, these actions are necessary for us to better leverage our supply chain capabilities, improve service to our customers, and enhance and focus our organizational capabilities. These actions will enable us to redeploy and invest our resources in other areas where we can create greater value for all stakeholders and accelerate our profitable growth opportunities, including a continued focus on industry-leading product innovation incorporating sustainable design, relighting, and customer connectivity. For example, we expect to introduce more new products during the coming year than in any other period in our history, many of which will incorporate LED (“light emitting diode”) technology.

“The current market forecast for 2009 by independent third-parties projects a mid-to-upper single-digit percent decline in unit volume year-over-year due to a forecasted decrease in U.S. construction spending as a result of weak economic conditions and tighter lending requirements. The recent spike in commodities prices, particularly steel, is likely to pressure our margins. While we have taken actions to recover higher raw material and freight costs through price increases, we do not believe competitive market forces will allow us to pass on more than these expected cost increases. As such, if one were to assume flat unit volume, a mere recovery of just material and freight costs could negatively impact our operating margin percentage in 2009 by more than 50 basis points compared with 2008.

“Despite these challenges, we see opportunities. We continue to invest and deploy resources to capitalize on growth opportunities in the renovation and relight markets offering new proprietary energy-saving products and services to our customers while also providing an aesthetically superior lighting environment. We also see opportunities to expand our market presence in key markets, such as the New York City metropolitan area where we have historically had limited participation in this large and dynamic market. We expect cash flow from operations to remain strong in 2009 and we intend to invest between $35 million and $40 million in capital expenditures during the year. Also, we estimate the annual tax rate to approximate 35.5% for 2009.

“We believe our focus on productivity improvement, accelerated investments in innovative and energy-efficient products, expanded market presence in key sectors such

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as the renovation and relight markets, and enhanced services to our customers will provide growth opportunities which will enable us to outperform the market. Additionally, we believe these actions and investments will position us to meet or exceed our long-term financial goals, including expanding our annual operating margin by 70 basis points or more, earnings growth of 15 percent or better, and cash flow generation in excess of our net income.”

Mr. Nagel concluded, “Looking ahead to 2009 and beyond, we remain positive about our future performance. Clearly, headwinds that prevail in certain markets will influence demand in the nearer term. Nonetheless, our past and future actions to create value for our customers, to invest in our associates to be even more customer-focused and productive, and to more effectively deploy assets to generate greater returns for our shareholders should enhance the Company’s opportunity to prosper over the long-term.”

The Company’s certifying public accountant’s audit opinion with respect to the fiscal year-end financial statements will not be issued until the Company completes its annual report on Form 10-K, including its evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary pending completion of the audit.

Non-GAAP Financial Comparisons

Following the financial statement tables, management has included an additional table reconciling certain non-GAAP financial comparisons to the nearest GAAP measures. The year-over-year non-GAAP comparisons for fiscal year diluted EPS, income from continuing operations, and operating profit margin exclude the impact of the prior year’s gain resulting from a favorable legal settlement and the current year’s special charge related to actions to streamline and simplify the Company’s organizational structure and operations. Management has provided such comparisons to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial comparisons provide useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company’s core operating results. The non-GAAP financial comparisons should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP.

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Conference Call

As previously announced, the Company will host a conference call to discuss fourth quarter results today, October 7, 2008, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc. owns and operates Acuity Brands Lighting, Inc. and Acuity Brands Technology Services, Inc. With fiscal year 2008 net sales of approximately $2.0 billion, Acuity Brands Lighting and Acuity Brands Technology Services combined are one of the world’s leading providers of lighting fixtures and related products and services and include brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics®, Antique Street Lamps™, Synergy® Lighting Controls, SAERIS™, and ROAM® . Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,500 associates and has operations throughout North America and in Europe and Asia.

Forward Looking Information

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates,” “may,” “see,” “should”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: (a) ability to better leverage efficiencies in the Company’s supply chain and support areas resulting from the acceleration of programs to streamline operations; (b) realization of benefits during fiscal year 2009 that exceed the $17 million cash charge related to the planned consolidation of manufacturing operations and reduction in workforce; (c) realization of annualized benefits of more than $36 million following completion of the planned consolidation of manufacturing operations; (d) expectation that incoming orders will remain soft for the foreseeable future; (e) growth

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opportunities created by furthering the Company’s market presence, including the expansion into the New York City metropolitan area; (f) expectation that cash flow from operations will remain strong in fiscal 2009; (g) intentions to invest between $35 million and $40 million in capital expenditures in fiscal 2009; and (h) ability for the Company to outperform the market and meet or exceed its long-term financial goals, including annual operating margin expansion of 70 basis points or more, earnings growth of 15 percent or better, and cash flow generation in excess of net income, through growth opportunities provided by the Company’s focus on productivity improvement, accelerated investments in innovative and energy-efficient products, expanded market presence in key sectors such as the renovation and relight markets, and enhanced services to customers. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 2, 2008. A variety of other risks and uncertainties are discussed in the Company’s filings with the SEC, including the risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2007. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	AUGUST 31, 2008	AUGUST 31, 2007
(Dollar amounts in thousands)
Assets
Current Assets
Cash and short-term investments	$297,096	$213,674
Receivables, net	268,971	295,544
Inventories, net	145,725	146,536
Other current assets	44,356	53,626
Current assets related to discontinued operations	—	158,182

Total Current Assets	756,148	867,562

Property, Plant, and Equipment, net	161,506	162,011
Other Assets	491,038	498,311
Long-Term assets related to discontinued operations	—	89,983

Total Assets	$1,408,692	$1,617,867

Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$159,983	$—
Accounts payable	205,776	210,402
Accrued compensation	62,992	64,147
Other accrued liabilities	93,815	111,212
Current liabilities related to discontinued operations	—	84,635

Total Current Liabilities	522,566	470,396

Long-Term Debt, less current maturities	203,953	363,877
Other Long-Term Liabilities	106,626	92,304
Long-Term Liabilities related to discontinued operations	—	19,324
Stockholders’ Equity	575,547	671,966

Total Liabilities and Stockholders’ Equity	$1,408,692	$1,617,867

Current Ratio (2)	1.4	1.8
Percent of Debt to Total Capitalization (3)	38.7%	35.1%

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	FISCAL YEARS ENDED
(Amounts in thousands)	AUGUST 31, 2008	AUGUST 31, 2007
Cash Provided by (Used for):
Operations-
Net income	$148,632	$128,687
Depreciation and amortization	33,840	31,348
Excess tax benefits from share-based payments	(5,022)	(15,360)
Other operating activities	44,353	64,030

Cash Provided by Operations	221,803	208,705

Investing-
Capital expenditures	(27,166)	(31,457)
Sale of assets	198	1,618
Acquisitions	(3,500)	(43,523)

Cash Used for Investing	(30,468)	(73,362)

Cash Provided by (Used for):
Financing-
Debt	$(8)	$—
Dividends	(22,466)	(26,359)
Excess tax benefits from share-based payments	5,022	15,360
Stock Issuances	5,221	26,497
Dividend received from Zep	58,379	—
Repurchases of Common Stock	(155,650)	(44,963)

Cash Used for Financing	(109,502)	(29,465)

Cash Provided by Discontinued Operations	834	25,674

Effect of Exchange Rate on Cash	755	1,602

Net Change in Cash	83,422	133,154
Cash at Beginning of Year	213,674	80,520

Cash at End of Year	$297,096	$213,674

(2)	Current Ratio is calculated as Total Current Assets divided by Total Current Liabilities.
(3)	Total Debt is defined as Short-term debt plus Long-Term Debt, less current maturities.

Total capitalization is defined as Total Debt plus Stockholders’ Equity.

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ACUITY BRANDS, INC.

GAAP to Non-GAAP Reconciliation (Unaudited)

The table below reconciles certain GAAP measures to the corresponding non-GAAP measures, which exclude the fiscal year 2008 special charge to streamline and simplify the organizational structure and operations following the spin-off of Zep Inc. and the fiscal year 2007 gain realized in the settlement of a long-standing commercial dispute. The Company believes these non-GAAP measures provide greater comparability and enhanced visibility into the operating improvements realized.

	Fiscal Year Ended August 31,		Change	Percent Change
(In thousands)	2008	2007
Operating Profit	$261,061	$222,423	$38,638	17%
Percent of net sales	12.9%	11.3%	1.6 pts
Add back: Q1 Special charge	14,638	—	14,638
Less: Settlement gain	—	(6,605)	6,605

Adjusted Operating Profit	$275,699	$215,818	$59,881	28%
Percent of net sales	13.6%	11.0%	2.6 pts

Income from Continuing Operations	$148,632	$128,687	$19,945	16%
Add back: Q1 Special charge, net of tax	9,105	—	9,105
Less: Settlement gain, net of tax	—	(4,293)	4,293

Adjusted Income from Continuing Operations	$157,737	$124,394	$33,343	27%

Diluted Earnings Per Share from Continuing Operations	$3.57	$2.93	$0.64	22%
Add back: Q1 Special charge	0.21	—	0.21
Less: Settlement gain	—	(0.10)	0.10

Adjusted Diluted Earnings Per Share from Continuing Operations	$3.78	$2.83	$0.95	34%